Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2014 Equity Incentive Plan of Genocea Biosciences, Inc. of our report dated February 13, 2020, with respect to the consolidated financial statements of Genocea Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 13, 2020